UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 29, 2014

PennyMac Financial Services, Inc.

 (Exact name of registrant as specified in its charter)

Delaware	001- 35916	80-0882793
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

6101 Condor Drive, Moorpark, California	93021
(Address of principal executive offices)	(Zip Code)

(818) 224-7442

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

⁪ ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⁪ ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⁪ ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⁪ ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Amendment to Loan and Security Agreement

On August 29, 2014, PennyMac Financial Services, Inc. (the “Company”), through its subsidiaries, PennyMac Loan Services, LLC (“PLS”) and Private National Mortgage Acceptance Company, LLC (“PNMAC”), entered into an amendment to its Second Amended and Restated Loan and Security Agreement, dated as of March 27, 2012 (the “Loan and Security Agreement”) with Credit Suisse First Boston Mortgage Capital LLC (“CSFB”).

Pursuant to the terms of the Loan and Security Agreement, CSFB made available to PLS a revolving credit facility in an amount not to exceed $117 million in order to finance certain mortgage servicing rights and receivables owned by PLS. The principal amount of each borrowing under the Loan and Security Agreement is based upon a percentage of the market value of the related mortgage servicing rights or receivable, as applicable, pledged by PLS. Upon PLS’s repayment of a borrowing, PLS is required to repay CSFB the principal amount of such borrowing plus accrued interest (at a rate reflective of the current market) to the date of such repayment. The obligations of PLS are fully guaranteed by PNMAC. The Company is a holding corporation and its sole asset is an equity interest in PNMAC.

Under the terms of the amendment, the maximum loan amount provided for in the Loan and Security Agreement was increased from $117 million to $157 million. All other terms and conditions of the Loan and Security Agreement and the related guaranty remain the same in all material respects.

The foregoing description of the Loan and Security Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Second Amended and Restated Loan and Security Agreement, dated as of March 27, 2012, which was filed as Exhibit 10.22 to the Company’s Form S-1 Registration Statement as filed with the SEC on February 7, 2013, and any amendments to the Loan and Security Agreement filed thereafter.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PENNYMAC FINANCIAL SERVICES, INC.

Date: September 2, 2014	By:	/s/ Anne D. McCallion
Ann D. McCallion Chief Financial Officer